UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 28, 2012

CENTURY PROPERTIES FUND XIX, LP

 (Exact name of Registrant as specified in its charter)

Delaware	0-11935	94-2887133
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

80 International Drive

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Century Properties Fund XIX, LP, a Delaware limited partnership (the “Registrant”), owned Tamarind Bay Apartments (“Tamarind Bay”), a 200-unit apartment complex located in St. Petersburg, Florida. On September 28, 2012, the Registrant sold Tamarind Bay to a third party, Augustus Partners, LLC, a Colorado limited liability company (the “Purchaser”), for a total sales price of $12,750,000, less a $381,000 credit to the Purchaser for capital improvements.  The Registrant continues to own and operate two other investment properties.

In accordance with the terms of the Amended and Restated Limited Partnership Agreement of the Registrant, the Registrant’s managing general partner is currently evaluating the cash requirements of the Registrant to determine what portion of the net sales proceeds, if any, will be available to distribute to the Registrant’s partners.

Item 9.01   Financial Statements and Exhibits

(b) Pro forma financial information.

The following unaudited pro forma balance sheet and statements of operations reflect the operations of the Registrant as if Tamarind Bay had been sold on January 1, 2011.

The pro forma financial statements do not project the Registrant’s results of operations at any future date or for any future period. This pro forma information should be read in conjunction with the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2012 and the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

PRO FORMA BALANCE SHEET

(in thousands)

June 30, 2012

All other assets	$ 844
Investment properties, net	16,469
Total Assets	$ 17,313

All other liabilities	$ 739
Mortgage notes payable	30,398
Partners’ deficit	(13,824)
Total Liabilities and Partners’ Deficit	$ 17,313

PRO FORMA STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Six Months Ended	Year Ended
	June 30, 2012	December 31, 2011

Total revenues	$ 3,104	$ 5,804
Total expenses	(4,713)	(10,611)
Casualty gain	--	69
Net loss	$(1,609)	$(4,738)
Net loss per limited partnership unit	$(15.90)	$(46.81)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY PROPERTIES FUND XIX, LP

By:  Fox Partners II

General Partner

By:  Fox Capital Management Corporation

Managing General Partner

By:  /s/Stephen B. Waters

Stephen B. Waters

Senior Director of Partnership Accounting

Date: October 3, 2012